Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-158200

Common stock fee table

CALCULATION OF REGISTRATION FEE

			Maximum	Amount of
Title of Each Class of	Amount to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price Per Unit	Offering Price	Fee(1)
Common Stock, par value $.01	92,000,000	$25.30	$2,327,600,000.00	$270,234.36

(1)	Calculated in accordance with Rule 457(r) and 457(o) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2009)
80,000,000 Shares

PPL Corporation
Common Stock

We are offering 80,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “PPL”. The last reported sale price of our common stock on April 11, 2011 was $25.69 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 3 of the accompanying prospectus and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010.

	Per Share	Total

Public offering price	$25.30	$2,024,000,000
Underwriting discounts and commissions	$0.759	$60,720,000
Proceeds, before expenses, to us	$24.541	$1,963,280,000

We have granted to the underwriters a 30-day option to purchase from us on a pro rata basis up to 12,000,000 additional shares of our common stock at the public offering price less the underwriting discounts and commissions, solely to cover over-allotments.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 17,000,000 equity units (or 19,550,000 equity units if the underwriters of that offering exercise in full their over-allotment option) at a price of $50 per equity unit. This offering of common stock is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of common stock. See “Concurrent Equity Units Offering” in this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about April 15, 2011.

Joint Book-Running Managers
BofA Merrill Lynch		Credit Suisse
Barclays Capital	Morgan Stanley	Wells Fargo Securities

Co-Managers
BNP PARIBAS	BNY Mellon Capital Markets, LLC	Citi
Credit Agricole CIB	Deutsche Bank Securities	Goldman, Sachs & Co.
J.P. Morgan	KeyBanc Capital Markets	Mitsubishi UFJ Securities
Mizuho Securities	Piper Jaffray	PNC Capital Markets LLC
RBC Capital Markets	RBS	Santander
Scotia Capital		SunTrust Robinson Humphrey
UBS Investment Bank		The Williams Capital Group, L.P.

The date of this prospectus supplement is April 11, 2011.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with different or additional information and you should not assume we have verified any such information and we take no responsibility for it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date after the date of this prospectus supplement.

As used in this prospectus supplement, the terms “we,” “our,” “us,” “the Company” and “PPL” refer to PPL Corporation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Corporation has filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we are offering to sell our common stock, using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in our common stock. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Certain affiliates of PPL Corporation, specifically PPL Capital Funding Inc., PPL Energy Supply, LLC and PPL Electric Utilities Corporation, have also registered their securities on the “shelf” registration statement referred to above.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to its SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information on PPL Corporation’s Web site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. PPL Corporation’s filings are also available at the SEC’s Web site (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. In addition, proxy statements, reports and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Corporation will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings	Period/Date

Annual Report on Form 10-K (including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 6, 2011)
Year ended December 31, 2010 filed with the SEC on February 28, 2011
Current Reports on Form 8-K	Filed with the SEC on June 21, 2010; November 5, 2010 (Form 8-K/A); January 6, 2011; January 14, 2011 (Form 8-K/A); January 31, 2011; February 28, 2011; March 2, 2011 (second filing, SEC film no. 11657315); March 10, 2011; March 29, 2011; April 1, 2011; April 8, 2011 and April 11, 2011.

Additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of this offering of common stock are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Corporation at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

S-iii

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this prospectus supplement: (i) £, sterling, or pound sterling refer to the lawful currency of the United Kingdom and (ii) $ or U.S. dollar refer to the lawful currency of the United States. In this prospectus supplement certain pound sterling amounts have been converted into U.S. dollar amounts at a rate of $1.6030 per £1, which was the rate as of 4 p.m. Greenwich Mean Time on March 31, 2011. Our inclusion of the exchange rate is not meant to suggest that the pound sterling amounts actually represent such U.S. dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

S-iv

FORWARD LOOKING INFORMATION

Statements contained in or incorporated by reference into this prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in “Risk Factors” set forth below and in the accompanying prospectus, in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 , the following are among the important factors that could cause actual results to differ materially from the forward-looking statements.

•	fuel supply cost and availability;

•	continuing ability to recover fuel and natural gas supply costs in a timely manner at Louisville Gas and Electric Company and Kentucky Utilities Company;

•	weather conditions affecting generation, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	potential expansion of alternative sources of electricity generation;

•	potential laws or regulations to reduce emissions of “greenhouse” gases or the physical effects of climate change;

•	collective labor bargaining negotiations;

•	the outcome of litigation against PPL and its subsidiaries;

•	potential effects of threatened or actual terrorism, war or other hostilities, or natural disasters;

•	the commitments and liabilities of PPL and its subsidiaries;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by counterparties under energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their effect on pension, retiree medical and nuclear decommissioning liabilities;

•	volatility in or the impact of other changes in financial or commodity markets and economic conditions;

•	the profitability and liquidity, including access to capital markets and credit facilities, of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in securities and credit ratings;

S-v

•	foreign currency exchange rates;

•	current and future environmental conditions, laws, regulations and other requirements and the related costs or liabilities, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax, environmental, healthcare or pension-related legislation;

•	state, federal and foreign regulatory developments;

•	the outcome of any rate cases by PPL Electric Utilities Corporation at the Pennsylvania Public Utility Commission, by Louisville Gas and Electric Company or Kentucky Utilities Company at the Kentucky Public Service Commission, Virginia State Corporation Commission or the Tennessee Regulatory Authority, or by Western Power Distribution (South West) plc, Western Power Distribution (South Wales) plc, Western Power Distribution (East Midlands) plc and Western Power Distribution (West Midlands) plc at the Office of Gas and Electricity Markets in the United Kingdom;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	business or asset acquisitions and dispositions, including PPL’s acquisition of Central Networks East plc and Central Networks Limited and its subsidiary, Central Networks West plc, from E.ON AG and our ability to successfully operate such acquired businesses and realize expected benefits.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

S-vi

SUMMARY

The following summary contains information about the offering of the common stock. It does not contain all of the information that may be important to you in making a decision to purchase the common stock. For a more complete understanding of PPL Corporation and the offering of the common stock, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those financial statements.

PPL Corporation

PPL Corporation, headquartered in Allentown, PA, is an energy and utility holding company that was incorporated in 1994. Through its subsidiaries, PPL owns or controls nearly 19,000 megawatts (“MW”) of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity and natural gas to approximately 10 million customers in the United States and the United Kingdom.

Acquisition of Central Networks

On April 1, 2011, we, through our indirect wholly owned subsidiary, acquired from E.ON AG, a German corporation, all of the issued and outstanding ordinary share capital of Central Networks East plc and Central Networks Limited, together with certain other assets transferred by or on behalf of E.ON AG, collectively representing the electricity distribution businesses of Central Networks East plc and Central Networks West plc (collectively, “Central Networks”), located in the Midlands region of England (the “Acquisition”). The approximately £4.1 billion ($6.6 billion) purchase price was paid at closing by the assumption of approximately £500 million of indebtedness and the payment in cash of approximately £3.6 billion, comprised of approximately £2.6 billion representing the equity purchase price, and approximately £1.0 billion representing repayment of certain intercompany indebtedness owed by Central Networks to E.ON AG and its affiliates. Upon the completion of the Acquisition, the name of Central Networks East was changed to Western Power Distribution (East Midlands) plc (“East Midlands”) and the name of Central Networks West was changed to Western Power Distribution (West Midlands) plc (“West Midlands” and together with East Midlands, “WPD Midlands”).

WPD Midlands is the second largest provider of regulated electricity distribution services in the United Kingdom, serving approximately 5.1 million customers and operating approximately 84,000 miles of lines in an area comprising central England, including the cities of Birmingham and Nottingham. We also provide regulated distribution services to 2.6 million customers in England and Wales through Western Power Distribution (South West) plc (“WPD South West”) and Western Power Distribution (South Wales) plc (“WPD South Wales” and together with WPD South West, “WPD”). WPD operates about 52,000 miles of lines in South West England and South Wales, including the cities of Bristol and Cardiff. The WPD and WPD Midlands service territories are contiguous and, upon completion of the Acquisition, PPL became the owner and operator of the largest network of electricity delivery companies in the United Kingdom in terms of regulated asset value, at a combined value of approximately £4.9 billion ($7.8 billion).

Concurrently with the Acquisition, we borrowed £3.6 billion under a 364-day unsecured bridge facility (the “Bridge Facility”) to fund the Acquisition and pay certain fees and expenses incurred in connection with the Acquisition. We expect that borrowings under the Bridge Facility will be repaid with the proceeds of certain alternative forms of financing, including proceeds from this offering, the concurrent equity units offering described below and subsequent issuances of debt by one or more of the WPD Midlands companies and their affiliates.

Acquisition Rationale

We believe the Acquisition will provide us with significant benefits:

  Acquiring an attractive business

We believe the regulatory framework under which U.K. electricity network utilities operate is attractive. Under the U.K. regulatory framework, revenues are based on a regulator-approved five-year forward looking operating and capital plan. In our view, the U.K. regulatory framework (which permits higher revenue for greater efficiency) compares favorably in certain respects to the ratemaking framework that is common for U.S. electricity distribution utilities, which requires periodic rate cases that are based on the recovery of historical costs. Additionally, under the U.K. regulatory framework, returns are not subject to volumetric risk or inflation risk, as revenues are adjusted annually for both changes in load and inflation. The U.K. regulator also provides additional incentives for operational efficiency and high quality service, which we believe have the potential to be significant.

Leveraging PPL’s existing U.K. management team and providing potential for increased returns

WPD’s best-in-class management team has consistently performed at a high level relative to its peers, both in capital cost efficiency and customer service. Under the U.K. regulatory framework, outperformance in each of these categories has the potential to earn incentive rewards. WPD has an established track record of outperformance and, as a result, earning significant bonus revenue. During the 2005-2009 rate cycle, WPD earned more bonus revenue, as a percentage of price controlled revenue, than any other network operator in the United Kingdom. The lower historical performance of WPD Midlands as compared to WPD creates a significant opportunity for our management team to improve the performance of WPD Midlands and potentially earn additional bonus revenue. As evidenced by WPD’s integration of WPD South Wales, which was acquired in 2000, the WPD management team has demonstrated its ability to rapidly and successfully integrate a significant U.K. electric distribution network. The WPD and WPD Midlands service territories are contiguous, providing the opportunity for significant synergies from the combined operations. We expect to realize immediate synergy benefits resulting from the combined operations in the form of operating and capital expenditure savings, which we aim to grow to approximately $100 million per year by 2013 and be approximately evenly split between operating and capital expenditures. As permitted under the U.K. regulatory framework, we believe we can retain substantially all of these synergies through the current price control review period ending in March 2015 and approximately 47% in the next review period, which is expected to end in March 2023. Pro forma for the Acquisition, PPL will have the largest electric delivery business in the United Kingdom with an expected regulated asset value of approximately £4.9 billion as of March 31, 2011.

  Accretive to earnings

We expect the Acquisition to be accretive to earnings in part due to the expected retention of synergies described above. In addition, the WPD management team has an opportunity to earn incentive rewards during the U.K. regulator’s fifth distribution price control review.

  Achieves a more regulated business mix in attractive regulatory environments

The Acquisition further increases our regulated business mix by adding a regulatory asset base in an attractive regulatory environment. Pro forma for the Acquisition, we expect that approximately two-thirds of our consolidated regulated capital expenditures will be subject to minimal or no regulatory review periods, which we believe will help enable us to earn attractive returns at our regulated businesses.

With the addition of WPD Midlands, we expect to nearly triple our regulatory asset base in the United Kingdom, growing from $2.8 billion in 2010 to $8.1 billion in 2011, creating a more diversified enterprise while providing additional opportunities for regulated business growth and an opportunity to leverage WPD’s management capabilities.

Combined Business

The Acquisition creates a diversified utility holding company with pro forma 2010 revenues of over $11.8 billion. PPL now serves approximately 10 million electricity customers across its service areas in the United States and the United Kingdom, and owns a competitive generation business with a total capacity of over 11,000 MW. We believe we will benefit from a more highly regulated business mix with significant scale, positioned in attractive regulated and competitive markets, with visible growth opportunities while preserving the value of our well-positioned competitive generation fleet. Our principal subsidiaries (giving effect to the Acquisition) are shown below:

Regulated Operations

PPL Electric Utilities

PPL Electric Utilities Corporation, or PPL Electric, serves approximately 1.4 million customers in Pennsylvania and enjoys attractive rate base investment opportunities to support its infrastructure and maintain reliability. PPL Electric’s rate base is expected to grow by approximately $1.7 billion between 2011 and 2015, with an estimated compound annual growth rate of approximately 7% in its distribution rate base and approximately 22% in its transmission rate base. PPL Electric’s transmission development projects include the construction of the 150-mile, 500 kV Susquehanna-Roseland transmission line that is part of Pennsylvania-New Jersey-Maryland’s (“PJM”) Regional Transmission Expansion Program. PPL Electric’s portion of the line is expected to cost $500 million. The FERC tariff for this project includes an approved 12.93% return on equity (“ROE”).

LG&E and KU

Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) are vertically integrated utility companies. LG&E delivers electricity and gas to approximately 715,000 customers in Kentucky and KU delivers electricity to approximately 544,000 customers in Kentucky and Virginia. We believe the companies operate in a constructive and fair regulatory environment that is generally viewed as balancing the interests of consumers and investors, generally providing timely recovery of approved environmental investments, as well as timely recovery for fuel costs and gas supply. These regulatory mechanisms, together with periodic rate case filings, provide the utilities the opportunity to earn their allowed ROEs. LG&E and KU also have strong customer service records as demonstrated by their first place J.D. Power regional awards for customer service in seven of the last ten years. The utilities have among the lowest operating costs in the United States and overall rates that are among the lowest rates in the nation, with 2010 electric retail rates 31% below the Midwest average and 31% below the overall U.S. average, according to the Edison Electric Institute. LG&E and KU’s rate base is expected to grow by approximately $3.3 billion between 2011 and 2015, with an estimated compound annual growth rate of approximately 10.5%.

PPL Global, LLC

PPL Global, LLC, an indirect wholly owned subsidiary of PPL, engages in the operation of international electricity distribution businesses in the United Kingdom principally through its four operating subsidiaries, WPD South West, WPD South Wales, East Midlands and West Midlands (each a “Distribution Network Operator,” or “DNO”).

Each DNO is licensed by the U.K. government to provide electricity distribution services within its concession areas and service territories, subject to certain conditions and obligations. For instance, each DNO is subject to governmental regulation of the prices it can charge and the quality of service it must provide, and each DNO can be fined or have its licenses revoked if it does not meet the mandated standard of service.

Each DNO operates under distribution licenses and price controls regulated by the U.K. regulator, the Office of Gas and Electricity Markets (“Ofgem”). The price control formula that governs each DNO’s allowed revenue is normally determined every five years. Ofgem completed its most recent distribution price control review in December 2009 for the five-year period from April 1, 2010 through March 31, 2015.

WPD

WPD South West and WPD South Wales are each indirect subsidiaries of PPL Global, LCC, and together deliver electricity to approximately 2.6 million end users in the United Kingdom. Each of WPD South West and WPD South Wales is regulated by Ofgem. WPD’s regulatory asset base is expected to increase from $2.8 billion to $3.5 billion between 2011 and 2015. WPD is allowed an average annual increase in total revenues, before inflationary adjustments, of 6.9% for the five-year period from April 1, 2010 through March 31, 2015 based on the outcome of the most recent 5-year review of WPD’s cost structure by Ofgem. The utility has earned the U.K. government’s Customer Service Excellence Standard for 19 consecutive years.

East Midlands

East Midlands (formerly known as Central Networks East), an indirect wholly owned subsidiary of PPL Global, LLC, is the regulated distributor of electricity in the East Midlands area of England. East Midlands was incorporated as a public limited company on April 1, 1989. East Midlands’ principal activity is the distribution of electricity to industrial, commercial and domestic customers within its regulated area. East Midlands is regulated by Ofgem.

East Midlands’ distribution license authorizes it to distribute electricity in Great Britain with additional obligations in the East Midlands over an area covering approximately 6,293 square miles, extending from the Lincolnshire coast to the outskirts of Coventry, and from Milton Keynes in the south to the Derbyshire Peak District in the north. As a result, it serves a diverse customer base including rural communities and the large metropolitan areas on the M1 motorway corridor such as Nottingham, Derby, Northampton and Rugby. East Midlands’ network, which consists of approximately 30,634 miles of underground cables and 13,857 miles of overhead lines (as of March 31, 2010), distributed 28,300 gigawatt hours of electricity in the year ended March 31, 2010 to approximately 2.6 million end customers.

West Midlands

West Midlands (formerly known as Central Networks West), an indirect wholly owned subsidiary of PPL Global, LLC, is the regulated distributor of electricity in the West Midlands area of England. West Midlands was incorporated as a public limited company on July 20, 1998. West Midlands’ principal activity is the distribution of electricity to industrial, commercial and domestic customers. West Midlands is regulated by Ofgem.

West Midlands’ distribution license authorizes it to distribute electricity in Great Britain with additional obligations in the West Midlands over an area covering approximately 5,174 square miles, extending from the outskirts of Bristol in the South to Staffordshire in the North and from approximately the M6 motorway to the Welsh boundary. As a result, it serves a diverse customer base including rural communities and England’s second largest city, Birmingham. West Midlands’ network, which consists of approximately 24,296 miles of underground cables and 15,037 miles of overhead lines (as of March 31, 2010), distributed 24,700 gigawatt hours of electricity in the year ended March 31, 2010 to approximately 2.5 million end customers.

Competitive Electricity Generation Operations

PPL Energy Supply

PPL Energy Supply owns a highly attractive baseload-oriented competitive generation portfolio, with competitively positioned gas, nuclear, hydro and efficient coal assets. Our coal and nuclear fleet accounted for a total of 55% of 2010 installed capacity and 79% of 2010 generation, and we expect our coal and nuclear fleet to account for a greater proportion of our competitive generation portfolio following the March 2011 sale of 969 MW of non-core hydro and gas assets. Our nuclear and hydro uprate / expansion projects are expected to add an additional 214 MW by 2013. Approximately 40% of our current generation output emits low or no carbon dioxide and, as a result, PPL Energy Supply could be a potential net beneficiary of certain potential carbon emission regulation. The underlying value of PPL Energy Supply is strongly and positively correlated to a recovery in natural gas prices because gas-fired generation generally establishes the marginal clearing price for electricity in the PJM Regional Transmission Interconnection Area where PPL Energy Supply has significant generation capacity. PPL Energy Supply’s disciplined multi-year hedging program is designed to mitigate against further weakness in energy prices in the near term. As of December 31, 2010, expected baseload volumes are hedged 99% for 2011, 68% for 2012 and 15% for 2013.

Concurrent Equity Units Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 17,000,000 equity units (or 19,550,000 equity units if the underwriters of that offering exercise in full their over-allotment option). This offering of common stock is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of common stock. See “Concurrent Equity Units Offering”.

THE OFFERING

Issuer	PPL Corporation, a Pennsylvania corporation

Common stock offered by us	80,000,000 shares

Over-allotment option	12,000,000 shares

Common stock to be outstanding after this offering	565,106,402 shares (or 577,106,402 shares if the underwriters’ over-allotment option is exercised in full)

Use of proceeds	We intend to use the net proceeds of this offering and the concurrent equity units offering to reduce our borrowings under the Bridge Facility, the proceeds of which were used to fund the consideration for the Acquisition and pay certain fees and expenses relating to the Acquisition. See “Use of Proceeds.”

Dividend policy	We have paid quarterly cash dividends on our common stock in every year since 1946. The annual dividends declared per share in 2010 and in 2009 were $1.40 and $1.38, respectively. Future dividends, declared at the discretion of our board of directors, will be dependent upon future earnings, cash flows and other factors.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “PPL”.

Conflicts of interest	Affiliates of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the Bridge Facility and will receive more than five percent of the net proceeds of this offering. See “Use of Proceeds.” Thus, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have a “conflict of interest” as defined under the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. See “Conflicts of Interest.”

Risk factors	An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-7 of this prospectus supplement, beginning on page 3 of the accompanying prospectus and in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010.

Unless we indicate otherwise, the number of shares of our common stock to be outstanding after this offering excludes (i) 33,597,100 shares of common stock (or 38,636,665 shares of common stock if the underwriters’ overallotment option is exercised in full) issuable upon the settlement under the equity units to be offered in the concurrent equity units offering (excluding any additional shares issuable upon a fundamental change) (see “Concurrent Equity Units Offering”) and (ii) 47,915,900 shares of common stock issuable upon the settlement of the equity units issued by us in June 2010 (excluding 13,220,400 additional shares issuable upon a fundamental change). In addition, unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option with respect to this offering or under the concurrent equity units offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, you should consider carefully the following factors relating to us and our common stock before making an investment in our common stock offered hereby. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” in the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2010. If any of the following risks or those incorporated by reference actually occur, our business, results of operations, financial condition, cash flows or prospects could be materially adversely affected, which in turn could adversely affect the trading price of our common stock. As a result, you may lose all or part of your original investment. You should carefully review the information in this prospectus supplement and the accompanying prospectus about these securities. As used in this section, “we,” “our,” “us,” “PPL” and the “Company” refer to PPL Corporation and not to any of its subsidiaries.

Risk Factors Relating to Our Common Stock

We have issued securities that contain provisions that could restrict our payment of dividends.

We and our subsidiaries currently have outstanding $1,630,000,000 principal amount of junior subordinated notes and pursuant to our concurrent equity units offering expect to issue an additional $850,000,000 principal amount of our junior subordinated notes (or $977,500,000 principal amount if the underwriters of that offering exercise in full their over-allotment option), and we and our subsidiaries may in the future issue additional junior subordinated notes or similar securities, that in certain circumstances, including the failure to pay current interest, would limit our ability to pay dividends on our common stock. While we currently do not anticipate that any of these circumstances will occur, no assurance can be given that these circumstances will not occur in the future.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. The market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

The price of our common stock may fluctuate significantly.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	periodic variations in our operating results or the quality of our assets;

•	operating results that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions, divestitures and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities; and

•	changes in U.S. and global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity or real estate valuations or volatility.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price regardless of our operating results.

Risks Relating to the Acquisition

The Acquisition may not achieve its intended results, including anticipated synergies and cost savings.

Although we completed the Acquisition with the expectation that it will result in various benefits, including a significant amount of synergies, cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize these synergies, cost-savings or other benefits. Achieving the anticipated benefits, including synergies and cost savings, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend and whether our costs to finance the Acquisition will be consistent with our expectations. Events outside of our control, including but not limited to regulatory changes or developments in the United Kingdom, could also adversely affect our ability to realize the anticipated benefits from the Acquisition. Thus the integration may be unpredictable, subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration, synergies or cost savings as a result of the Acquisition will materialize. In addition, we expect to incur additional costs and charges in connection with integrating the acquired Central Networks businesses, including severance payments and other restructuring and transitional charges. Additional unanticipated costs may also arise during the integration process. In addition, we continue to integrate parts of our acquisition of LG&E and KU, which we acquired in November 2010. The integration of the WPD Midlands businesses may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration and restructuring process could have an adverse effect on our business, financial condition and expected operating results.

The Acquisition exposes us to additional risks and uncertainties with respect to the acquired businesses and their operations.

We expect that the Acquisition will rebalance our business mix to a greater percentage of regulated operations. While we believe this should help mitigate our exposure to downturns in the wholesale power markets, it will increase our dependence on rate-of-return regulation. Although we are already exposed to risks relating to rate-of-return regulation, the Acquisition will increase these risks.

The acquired businesses will generally be subject to risks similar to those that we are subject to in our existing U.K. businesses. In addition, they will be subject to the following risks:

•	Under current regulation by Ofgem, our U.K. regulated businesses’ allowed revenue is determined by the distribution price controls set out under the terms of their respective distribution licenses, and is typically set by Ofgem every five years. The current price control period runs from April 1, 2010 to March 31, 2015. Furthermore, our ability to earn additional revenue under Ofgem regulations is highly dependent on our ability to achieve certain operational efficiency, customer service and other incentives, and we can provide no assurance that we will be able to achieve such incentives.

•	There are various changes being contemplated by Ofgem to the current electricity distribution, gas transmission and gas distribution regulatory frameworks in the United Kingdom and there can be no assurance as to the effects such changes will have on our U.K. regulated businesses in the future, including the acquired businesses. In particular, in October 2010, Ofgem announced a new regulatory framework that is expected to become effective in April 2015 for the electricity distribution sector in the United Kingdom. The framework, known as RIIO (Revenues = Incentives + Innovation + Outputs), focuses on sustainability, environmental-focused output measures, promotion of low carbon energy networks and financing of new investments. The new regulatory framework is expected to have a wide-ranging effect on electricity distribution companies operating in the United Kingdom, including changes to price controls and price review periods. Our U.K. regulated businesses’ compliance with this new regulatory framework may result in significant additional capital expenditures, increases in operating and compliance costs and adjustments to our pricing models.

•	Ofgem has formal powers to propose modifications to each distribution license. We are not currently aware of any planned modification to any of our U.K. regulated businesses distribution licenses that would result in a material adverse effect to the U.K. regulated businesses and PPL. There can, however, be no assurance that a restrictive modification will not be introduced in the future, which could have an adverse effect on the operations and financial condition of the U.K. regulated businesses and PPL.

•	A failure to operate the WPD Midlands’ network properly could lead to compensation payments or penalties, or a failure to make capital expenditures in line with agreed investment programs could lead to deterioration of the network. While our U.K. regulated businesses’ investment programs are targeted to maintain asset conditions over a five year period and reduce customer interruptions and customer minutes lost over the period, no assurance can be provided that these regulatory requirements will be met.

•	A failure by any of our U.K. regulated businesses to comply with the terms of a distribution license may lead to the issuance of an enforcement order by Ofgem that could have an adverse impact on PPL. Ofgem has powers to levy fines of up to 10 percent of revenue for any breach of a distribution license or, in certain circumstances such as insolvency, the distribution license itself may be revoked. Unless terminated in the circumstances mentioned above, a distribution license continues indefinitely until revoked by Ofgem following no less than 25 years’ written notice. Our U.K. regulated businesses have in place policies, systems and processes to help ensure compliance with their distribution licenses and relevant legislation. While none of our U.K. regulated businesses are currently subject to any formal or informal investigation by Ofgem in relation to enforcement matters and we are not aware of any area of material non-compliance, there can be no guarantee that our regulated U.K. businesses will not be subject to investigation or enforcement action in the future.

•	We will be subject to increased foreign currency exchange rate risks because a greater portion of our cash flows and reported earnings will be generated by our U.K. business operations. These risks relate primarily to changes in the relative value of the pound sterling and the U.S. dollar between the time we initially invest U.S. dollars in our U.K. businesses and the time that cash is repatriated to the United States from the United Kingdom, including cash flows from our U.K. businesses that may be distributed as future dividends to our shareholders. In addition, our consolidated reported earnings on a U.S. GAAP basis may be subject to increased earnings translation risk, which is the result of the conversion of earnings as reported in our U.K. businesses on a pound sterling basis to a U.S. dollar basis in accordance with U.S. GAAP requirements.

•	Environmental costs and liabilities associated with aspects of the acquired businesses may differ from those of our existing business, including with respect to our electricity distribution, gas transmission and certain former operations, as well as with governmental and other third party proceedings.

We will incur significant transaction and Acquisition-related costs in connection with financing the Acquisition.

We expect to incur significant non-recurring costs associated with financing the Acquisition, including costs associated with borrowings under the Bridge Facility. Concurrently with the Acquisition, we borrowed the full amount available under the Bridge Facility to fund the Acquisition purchase price and pay certain fees and expenses incurred in connection with the Acquisition. While we expect that borrowings under the Bridge Facility will be repaid with the proceeds of certain alternative forms of financing, including proceeds from this offering and the concurrent equity units offering, as well as subsequent issuances of debt by one or more of the WPD Midlands companies and their affiliates, the costs of continued borrowing under the Bridge Facility are likely to be significant. In addition, we will be subject to numerous market risks in connection with our plan to raise alternative financing to repay our obligations under the Bridge Facility, including risks related to general economic conditions, changes in the costs of capital and of the demand for securities of the types we will seek to offer to raise the alternative financing, including the securities being offered hereunder.

USE OF PROCEEDS

We expect that net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $2.0 billion (approximately $2.3 billion if the underwriters’ over-allotment option is exercised in full).

In addition, we expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, of approximately $824 million, from our concurrent equity units offering (approximately $947 million if the underwriters’ over-allotment option is exercised in full). The equity units offering is not contingent on the completion of this offering and this offering is not contingent on the completion of the equity units offering.

We will use the net proceeds from this offering and the concurrent equity units offering to reduce our April 1, 2011 borrowings under the Bridge Facility, the proceeds of which were used to fund the consideration for the Acquisition and pay certain fees and expenses relating to the Acquisition. The Bridge Facility was entered into on March 25, 2011 and is a 364-day unsecured credit facility (with an option to extend the maturity date for up to six months). The initial rate of interest payable under the Bridge Facility is 2.61875%. The rate of interest payable under the Bridge Facility is the aggregate per annum of an adjusted LIBOR rate plus the applicable interest margin. The applicable interest margin may vary from 1.25% to 3.25% depending on the passage of time and the occurrence of certain events.

CAPITALIZATION

The following table sets forth the historical consolidated cash and cash equivalents and capitalization of PPL Corporation and its consolidated subsidiaries as of December 31, 2010:

•	on an actual basis; and

•	on an as-adjusted (unaudited) basis, after giving effect to:

•	the Acquisition and borrowings under the Bridge Facility used to fund the consideration for the Acquisition and pay certain related fees and expenses;

•	the issuance and sale of the common stock offered hereby (assuming no exercise of the underwriters’ over-allotment option);

•	the issuance and sale of the equity units, including the junior subordinated notes included therein, offered in the concurrent equity units offering (assuming no exercise of the underwriters’ over-allotment option for the concurrent equity units offering); and

•	the repayment of amounts borrowed under the Bridge Facility with the net proceeds of this offering and the concurrent equity units offering (assuming no exercise of the underwriters’ over-allotment option for this offering or the concurrent equity units offering) as described under “Use of Proceeds.”

This table should be read in conjunction with the section of this prospectus supplement entitled “Use of Proceeds”; the consolidated financial statements of PPL Corporation and its consolidated subsidiaries and the notes related thereto; and the financial and operating data incorporated by reference in this prospectus supplement and the accompanying prospectus, including our current report on Form 8-K filed April 11, 2011 for the unaudited historical consolidated financial data of Central Networks and unaudited pro forma combined financial data and accompanying disclosures.

	As of December 31,
	2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$925	$816

Short-term debt(1):
Bridge Facility	$—	$2,983	(2)
Other short-term debt	694	698

Total short-term debt	694	3,681

Long-term debt, including current portion	12,663	13,491
4.32% Junior subordinated notes due 2019(3)	—	850

Total long-term debt	12,663	14,341

Noncontrolling interests	268	268
Shareowners’ common equity	8,210	9,953	(4)

Total equity	8,478	10,221

Total capitalization	$21,141	$24,562

(1)	The total short-term debt and Bridge Facility as adjusted amounts reflect the application of net proceeds of approximately $2.0 billion from this offering and net proceeds of approximately $824 million from the concurrent equity units offering as described under “Use of Proceeds.”

(2)	Reflects the repayment of approximately $2.8 billion of borrowings under the Bridge Facility with the net proceeds of this offering and the concurrent equity units offering (assuming no exercise of the underwriters’ over-allotment option for this offering or the concurrent equity units offering). On April 1, 2011, we borrowed £3.6 billion (approximately $5.7 billion) under the Bridge Facility to fund the Acquisition and pay certain fees and expenses incurred in connection with the Acquisition. See “Summary — Acquisition of Central Networks.”

(3)	The 4.32% junior subordinated notes due 2019 are a component of the equity units. The as adjusted amount will increase to approximately $978 million if the underwriters exercise their over-allotment option in full.

(4)	Reflects an adjustment of approximately $105 million representing the estimated present value of the contract adjustments payable in connection with the equity units.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “PPL”. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on the NYSE and dividends for the quarters indicated. The closing price of our common stock on April 11, 2011 was $25.69.

	Price Range of
	Common Stock		Dividend Paid
	High	Low	per Share

Fiscal Year 2008
First Quarter	$55.23	$44.72	$0.305
Second Quarter	$54.00	$46.04	$0.335
Third Quarter	$53.78	$34.95	$0.335
Fourth Quarter	$37.88	$26.84	$0.335
Fiscal Year 2009
First Quarter	$33.54	$24.25	$0.335
Second Quarter	$34.42	$27.40	$0.345
Third Quarter	$34.21	$28.27	$0.345
Fourth Quarter	$33.05	$28.82	$0.345
Fiscal Year 2010
First Quarter	$32.77	$27.47	$0.345
Second Quarter	$28.80	$23.75	$0.350
Third Quarter	$28.00	$24.83	$0.350
Fourth Quarter	$28.14	$25.13	$0.350
Fiscal Year 2011
First Quarter	$26.98	$24.10	$0.350
Second Quarter (through April 11, 2011)	$25.99	$25.23	$0.350

The number of registered shareholders of our common stock at March 31, 2011, was 69,883. We expect to continue our policy of paying regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements, financial condition and any contractual restriction or restrictions that may be imposed by our existing or future debt instruments.

CONCURRENT EQUITY UNITS OFFERING

Concurrently with this offering of common stock, under a separate prospectus supplement dated the date hereof, we are offering 17,000,000 equity units (19,550,000 equity units if the underwriters’ over-allotment option is exercised in full) in an underwritten public offering. Each equity unit will have a stated amount of $50 and will consist of a contract to purchase shares of our common stock and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our 4.32% junior subordinated notes due 2019. The purchase contracts obligate the holder to purchase, and us to sell, on May 1, 2014, for a price of $50 in cash, a number of shares of our common stock calculated based on the market price of our common stock, subject to anti-dilution adjustments as provided in such purchase contracts. The equity units offering is not contingent on the completion of this offering and this offering is not contingent upon the completion of the equity units offering. We plan to use the proceeds from the equity units offering and the proceeds of this offering to reduce our obligations under the Bridge Facility, the proceeds of which were used to fund the consideration for the Acquisition and pay certain fees and expenses relating to the Acquisition. See “Use of Proceeds”.

The foregoing description and other information regarding the equity units offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any equity units included in the equity units offering.

CERTAIN UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-US HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our common stock, as described below.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements.

CERTAIN ERISA CONSIDERATIONS

Our common stock may be acquired by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and by individual retirement accounts or other plans, accounts or arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each, an “ERISA Plan”). A fiduciary of an ERISA Plan must determine that the purchase of our common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other plan subject to Section 4975 of the Code or any laws that are similar to the prohibited transaction provisions of ERISA or the Code (“Similar Laws”), must also determine that its purchase of our common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Law. Each purchaser which is acquiring our common stock with the assets of an ERISA Plan or a plan, account or other arrangement which is subject to Similar Law (each, a “Plan,” and each Plan and ERISA Plan referred to herein a “Plan Investor”) will be deemed to have represented by its acquisition of our common stock that its acquisition of our common stock does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or to a violation of any applicable Similar Law. The sale of common stock to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 11, 2011, we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are acting as representatives, the following respective numbers of shares of common stock:

Number of
Underwriter	Shares

Merrill, Lynch, Pierce, Fenner and Smith Incorporated	16,000,000
Credit Suisse Securities (USA) LLC	16,000,000
Barclays Capital Inc.	3,800,000
Morgan Stanley & Co. Incorporated	4,800,000
Wells Fargo Securities, LLC	4,800,000
Citigroup Global Markets Inc.	3,680,000
J.P. Morgan Securities LLC	3,680,000
UBS Securities LLC	3,680,000
Deutsche Bank Securities Inc.	2,080,000
Goldman, Sachs & Co.	2,080,000
The Williams Capital Group, L.P.	2,080,000
Santander Investment Securities Inc.	2,000,000
Scotia Capital (USA) Inc.	1,920,000
Mitsubishi UFJ Securities (USA), Inc.	1,840,000
RBS Securities Inc.	1,760,000
BNP Paribas Securities Corp.	1,600,000
Credit Agricole Securities (USA) Inc.	1,440,000
Mizuho Securities USA Inc.	1,120,000
PNC Capital Markets LLC	1,000,000
BNY Mellon Capital Markets, LLC	960,000
KeyBanc Capital Markets Inc.	960,000
RBC Capital Markets, LLC	960,000
SunTrust Robinson Humphrey, Inc	960,000
Piper Jaffray & Co.	800,000

Total	80,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 12,000,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

Concurrently with this offering of common stock, we are offering, by means of a separate prospectus supplement, 17,000,000 equity units (or 19,550,000 equity units if the underwriters of that offering exercise in full their over-allotment option). This offering of common stock is not contingent on the offering of equity units and the offering of equity units is not contingent upon this offering of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.45540 per share. After the initial public offering the underwriters may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we will pay:

	Without	With
	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$60,720,000	$69,828,000
Expenses payable by us	$1,000,000	$1,000,000

We have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement, directly or indirectly, (i) register, offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any equity units, purchase contracts or shares of common stock or any securities convertible into or exercisable or exchangeable for equity units, purchase contracts or common stock (collectively, the “Lock-Up Securities”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, (iii) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (iv) file with the Commission a registration statement under the Act relating to securities, or publicly disclose the intention to take any such action, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of Lock-Up Securities or such other securities, in cash or otherwise. The foregoing restrictions shall not apply to (a) the equity units or purchase contracts to be issued in the transactions contemplated in the prospectus supplement related thereto (see “Concurrent Equity Units Offering”) (b) the issuance by us of shares of common stock pursuant to, or the grant of options under our existing stock option, employee benefit or dividend reinvestment plans, or the filing of a registration statement with the Commission relating to the offering of any shares of common stock issued or reserved for issuance under such plans, or (c) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the repurchase of common stock, provided that such plan does not provide for repurchases during the restricted period. However, in the event that either (1) during the last 17 days of the restricted period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, then in either case the expiration of the restricted period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless BofA Merrill Lynch and Credit Suisse waive, in writing, such an extension.

Our officers and directors have agreed that they will not, during the period ending 90 days after the date of this prospectus supplement, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or make any public announcement of an intention thereof or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or make any public announcement of an intention thereof. The foregoing restrictions shall not apply to transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of the public offering. In addition, such officers and directors have agreed that, without the prior written consent of BofA Merrill Lynch and Credit Suisse, on behalf of the underwriters, they will not, during such period make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. However, in the event that either (1) during the last 17 days of the restricted period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, then in either case the expiration of the restricted period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless BofA Merrill Lynch and Credit Suisse waive, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the New York Stock Exchange under the symbol “PPL”.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have from time to time in the past and may in the future perform various financial advisory, investment banking and other services for us and our affiliates in the ordinary course of business, for which they received and may receive customary fees and expenses. In particular, affiliates of each of the representatives and other underwriters are lenders and/or agents under our credit facilities and our Bridge Facility. Also see “Conflicts of Interest.”

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A. to “qualified investors” as defined in the Prospectus Directive, including:

(a) (in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b) (in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B. to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor”, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the common stock which are the subject of the offering contemplated by this prospectus supplement does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The common stock will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common stock with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

CONFLICTS OF INTEREST

Affiliates of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under the Bridge Facility and will receive more than five percent of the net proceeds of this offering. Thus, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have a “conflict of interest” as defined in Rule 5121 of the Conduct Rules of FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121 of the Conduct Rules. The appointment of a “qualified independent underwriter” is not required in connection with this offering, as a “bona fide public market”, as defined in Rule 5121, exists for our shares of common stock. Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the common stock to discretionary accounts without the prior written consent of the account holder.

EXPERTS

The consolidated financial statements and schedule of PPL Corporation appearing in PPL Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010 and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference which, as to the year 2010, is based in part on the report of PricewaterhouseCoopers LLP, independent accountants. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited historical financial statements of E.ON U.S. LLC included in PPL Corporation’s Current Report on Form 8-K dated June 21, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Central Networks included in PPL Corporation’s Current Report on Form 8-K dated April 11, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for PPL Corporation by Simpson Thacher & Bartlett LLP, New York, New York, and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Simpson Thacher & Bartlett LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. Paine will rely on the opinion of Simpson Thacher & Bartlett LLP.

PROSPECTUS

PPL Corporation
PPL Capital Funding, Inc.
PPL Energy Supply, LLC
PPL Electric Utilities Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151

PPL Corporation
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.
Debt Securities and Subordinated Debt Securities
Guaranteed by PPL Corporation as described
in a supplement to this prospectus

PPL Energy Supply, LLC
Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation
Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 3.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Energy Supply, LLC (“PPL Energy Supply”) and PPL Electric Utilities Corporation (“PPL Electric”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•	stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•	PPL Energy Supply’s unsecured and unsubordinated debt securities;

•	PPL Energy Supply’s unsecured and subordinated debt securities;

•	PPL Energy Supply’s preferred limited liability company membership interests;

•	PPL Electric’s Series Preferred Stock (“PPL Electric Preferred Stock”);

•	PPL Electric’s Preference Stock (“PPL Electric Preference Stock”);

•	PPL Electric’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock; and

•	PPL Electric’s senior secured debt securities issued under PPL Electric’s 2001 indenture, as amended (“PPL Electric Secured Debt Securities”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Energy Supply with respect to Securities issued by PPL Energy Supply; and

•	PPL Electric, with respect to Securities issued by PPL Electric.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply and PPL Electric, as applicable, for the year ended December 31, 2008, filed with the SEC on February 27, 2009 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply and PPL Electric. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	fuel supply availability;

•	weather conditions affecting generation production, customer energy use and operating costs;

•	operation, availability and operating costs of existing generation facilities;

•	transmission and distribution system conditions and operating costs;

•	collective labor bargaining negotiations;

•	the outcome of litigation against us;

•	potential effects of threatened or actual terrorism or war or other hostilities

•	our commitments and liabilities;

•	market demand and prices for energy, capacity, emission allowances and delivered fuel;

•	competition in retail and wholesale power markets;

•	liquidity of wholesale power markets;

•	defaults by our counterparties under our energy, fuel or other power product contracts;

•	market prices of commodity inputs for ongoing capital expenditures;

•	capital market conditions, including the availability of capital or credit, changes in interest rates, and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	the fair value of debt and equity securities and the impact on defined benefit costs and resultant cash funding requirements for defined benefit plans;

•	interest rates and their affect on pension, retiree medical and nuclear decommissioning liabilities;

•	the impact of the current financial and economic downturn;

•	volatility in financial or commodity markets;

•	profitability and liquidity, including access to capital markets and credit facilities;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	securities and credit ratings;

•	foreign currency exchange rates;

•	current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

•	political, regulatory or economic conditions in states, regions or countries where we conduct business;

•	receipt of necessary governmental permits, approvals and rate relief;

•	new state, federal or foreign legislation, including new tax legislation;

•	state, federal and foreign regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to us and the energy industry;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures; and

•	asset acquisitions and dispositions.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States and delivers electricity to approximately 4 million customers in Pennsylvania and the United Kingdom.

PPL Corporation’s principal subsidiaries are shown below:

Energy Supply

PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC (“PPL Generation”) and PPL EnergyPlus, LLC (“PPL EnergyPlus”) owns and operates electricity generating power plants and markets this electricity and other purchased power to deregulated wholesale and retail markets. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. As of December 31, 2008, PPL Corporation owned or controlled, through its subsidiaries, 12,002 megawatts, or MW, of electric power generation capacity and has plans to implement capital projects primarily at certain of its existing generation facilities in Pennsylvania and Montana to provide 148 MW of additional capacity by 2013. See “PPL Energy Supply, LLC” below for more information.

Energy Delivery

PPL Corporation provides energy delivery services in its service territory in Pennsylvania through its regulated public utility subsidiary, PPL Electric, and in the United Kingdom through its subsidiary, PPL Global. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information. Through its subsidiaries, PPL Global delivers electricity to approximately 2.6 million customers in the United Kingdom. PPL Global is a wholly owned subsidiary of PPL Energy Supply, LLC. See “PPL Energy Supply, LLC” below for more information.

PPL Corporation’s subsidiaries, including PPL Energy Supply and PPL Electric, are separate legal entities, and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). Neither PPL Energy Supply nor PPL Electric will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged, through its subsidiaries, in the generation and marketing of power in the northeastern and western power markets of the United States and in the delivery of electricity in the United Kingdom. PPL Energy Supply’s major operating subsidiaries are PPL Generation, PPL EnergyPlus and PPL Global. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See “PPL Corporation” above for more information.

Energy Supply: PPL Generation and PPL EnergyPlus

As of December 31, 2008, PPL Energy Supply owned or controlled, through its subsidiaries, 12,002 MW of electric power generation capacity. PPL Generation subsidiaries own and operate power plants in Pennsylvania, Montana, Illinois, Connecticut, New York and Maine. PPL Energy Supply’s generating capacity includes power obtained through PPL EnergyPlus’ tolling or power purchase agreements. In addition, PPL Generation has current plans to implement capital projects at certain of its existing generation facilities primarily in Pennsylvania and Montana to provide 148 MW of additional generating capacity by 2013. PPL Generation’s plants are fueled by uranium, coal, natural gas, oil and water. The electricity from these plants is sold to PPL EnergyPlus under FERC-jurisdictional power purchase agreements.

PPL EnergyPlus markets or brokers the electricity produced by PPL Generation’s subsidiaries, along with purchased power, financial transmission rights, natural gas, oil, emission allowances and renewable energy credits in competitive wholesale and deregulated retail markets. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

International Energy Delivery: PPL Global

PPL Energy Supply provides electricity delivery services in the United Kingdom through its PPL Global subsidiary, which owns Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the United Kingdom, serving a total of approximately 2.6 million customers.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Energy Supply pursuant to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. PPL Electric delivers electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a “provider of last resort,” or “PLR,” to retail customers in that territory that do not choose an alternative electricity provider.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the securities to be offered by PPL Electric pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179, and they can be contacted through telephone number (610) 774-5151.

The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply and PPL Electric is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends(a)	3.3	3.0	2.9	2.4	2.5

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, dividends on preferred securities of a subsidiary, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

The following table sets forth PPL Energy Supply’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends(a)	3.7	3.7	3.5	3.0	3.9

(a)	In calculating the earnings component, earnings exclude income taxes, minority interest, discontinued operations and the cumulative effects of changes in accounting principles. See PPL Energy Supply’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months
	Ended December 31,
	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges(a)	3.4	2.7	2.9	2.1	1.4
Ratio of earnings to combined fixed charges and preferred stock dividends(a)	2.7	2.3	2.5	2.1	1.4

(a)	In calculating the earnings component, earnings reflect income before income taxes. See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Energy Supply and PPL Electric each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply and PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Energy Supply’s and PPL Electric’s filings are available at the SEC’s Internet Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Certain securities of PPL Energy Supply and PPL Electric are also listed on the NYSE and certain information concerning PPL Energy Supply and PPL Electric may be inspected at the NYSE offices in New York.

In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

Each of PPL Corporation, PPL Energy Supply and PPL Electric will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 12, 2009, January 28, 2009, February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009
PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995
PPL Corporation’s 2008 Notice of Annual Meeting and Proxy Statement	Filed on March 18, 2008

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on February 18, 2009, February 24, 2009, March 4, 2009 and March 17, 2009

PPL Electric

SEC Filings (File No. 1-905)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2008
Current Reports on Form 8-K	Filed on January 28, 2009 and February 24, 2009

Additional documents that PPL Corporation, PPL Energy Supply and PPL Electric file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply or PPL Electric file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference.

Each of PPL Corporation, PPL Energy Supply and PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation (the “Companies”) appearing in the Companies’ Annual Reports (Form 10-K) for the year ended December 31, 2008 and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Michael A. McGrail, Esq., Deputy General Counsel of PPL Services Corporation, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Dewey & LeBoeuf LLP or Simpson Thacher & Bartlett LLP, as applicable.